Exhibit 2.2

                           MEMORANDUM OF UNDERSTANDING

         This Memorandum of Understanding is dated as of January 9, 2004, and is entered into by and among Washington Mutual, Inc., a Delaware corporation (the "Seller Parent"), Great Western Service Corporation Two, a California corporation (the "Seller"), and CitiFinancial Credit Company, a Delaware corporation ("Purchaser"), in order to memorialize certain agreements and understandings reached among them with respect to the matters referenced herein arising in connection with the closing of the transactions contemplated by the Stock and Asset Purchase Agreement by and among Seller Parent, Seller and Purchaser dated as of November 24, 2003 (the "Purchase Agreement"). All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. All section references made herein are references to sections of the Purchase Agreement unless otherwise explicitly stated.

         1. Permitted Transactions.

            a. Notwithstanding anything to the contrary in the Purchase Agreement, effective as of 11:59 p.m., December 31, 2003, Seller Parent and Seller caused the following actions to occur, each with the prior written consent of Purchaser:

                  i. FG transferred to Washington Mutual Finance, LLC, a Delaware limited liability company ("WMF LLC"), all of FG's right, title and interest in the FG Transferred Assets which relate to FG's consumer finance, insurance, financial services and other businesses in Kentucky and North Carolina.

                  ii. FG transferred to Washington Mutual Finance, Inc., an Ohio corporation ("WMF Inc."), all of FG's right, title and interest in the FG Transferred Assets which relate to FG's consumer finance, insurance, financial services and other businesses in Tennessee.

                  iii. WMF LLC assumed any and all FG Assumed Liabilities that relate to FG's consumer finance, insurance, financial services and other businesses in Kentucky and North Carolina.

                  iv. WMF Inc. assumed any and all FG Assumed Liabilities that relate to FG's consumer finance, insurance, financial services and other businesses in Tennessee.

            b. Notwithstanding anything to the contrary in the Purchase Agreement, effective as of 11:59 p.m., December 18, 2003, Seller Parent and Seller caused the following actions to occur, each with the prior written consent of Purchaser:

                  i. FG assigned, transferred and set over to WMF LLC, all of its rights, title, interest and obligations in, to and under all of FG's real property leases which relate to FG's consumer finance, insurance, financial services and other businesses in Kentucky and North Carolina.


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                  ii.   FG assigned, transferred and set over to WMF Inc., all
                        of its rights, title, interest and obligations in, to and under all of FG's real property leases which relate to FG's consumer finance, insurance, financial services and other businesses in Tennessee.

                  iii. FG assigned, transferred and set over to Washington Mutual Finance of Virginia, LLC, a Delaware limited liability company, all of its rights, title, interest and obligations in, to and under all of FG's real property leases which relate to FG's consumer finance, insurance, financial services and other businesses in Virginia.

            c. Notwithstanding the provisions of clauses (a) and (b) of this Paragraph 1, any FG Transferred Assets not so transferred to a Subject Company and any FG Assumed Liabilities not so assumed by a Subject Company shall constitute "FG Transferred Assets" and "FG Assumed Liabilities" for all purposes under the Purchase Agreement.

            d. Notwithstanding anything to the contrary in the Purchase Agreement, effective as of 12:01 a.m., January 1, 2004, Seller Parent and Seller, with the prior written consent of Purchaser, (i) caused the Company to assign to Seller all of the Company's right, title and interest to the intercompany receivables owed to the Company by the Excluded Subsidiaries such that Seller Parent and Seller shall have the right to collect such receivables directly from the Excluded Subsidiaries and (ii) released the Company from all of its intercompany obligations to Seller Parent and Seller in an amount equal to the intercompany obligations described in clause (i).

            e. Notwithstanding anything to the contrary in the Purchase Agreement, effective on or prior to the date hereof, Seller Parent and Seller, with the prior written consent of Purchaser, caused the Company to transfer to Seller Parent (or any affiliate of Seller Parent) all of the Company's right, title and interest in and to the following domain names and all Company Intellectual Property associated with each such name (provided that Purchaser and the Subject Companies shall, in accordance with Section 6.8 of the Purchase Agreement, have the right to use the following domain names from and after the Closing for the periods contemplated by such Section):

                  i.    www.wmfinance.com;

                  ii.   www.wmfloans.com;

                  iii.  www.wmfinanceloans.com; and

                  iv.   www.loans-wmfinance.com.

            f. Notwithstanding anything to the contrary in the Purchase Agreement, effective on or prior to the date hereof, Seller Parent and Seller, with the prior written consent of Purchaser, caused the Company to accept the transfer to it of Seller Parent's


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                  right, title and interest in and to the following domain names and all Company Intellectual Property associated with each such name:

                  i.    www.aristarmortgage.com;

                  ii.   www.aristarinc.com; and

                  iii.  www.gwcfg.com.

         2. Closing Date. Unless the Purchase Agreement shall have been terminated and the transactions contemplated thereby and hereby abandoned pursuant to Section 9.1 of the Purchase Agreement, subject to the provisions of
Article VIII of the Purchase Agreement, the Closing shall take place on January 9, 2004; provided, however, that notwithstanding the foregoing, for financial accounting purposes only, the Closing shall be deemed to have occurred at 9:00 a.m., New York City time, on January 1, 2004 (such time and date being referred to herein as the "Financial Accounting Closing").

         3. Amendments to Purchase Agreement Regarding Aristar. The fourth "WHEREAS" clause of the recitals to the Purchase Agreement is hereby amended and restated in its entirety to read:

         "WHEREAS, the Company owns (x) all of the membership interests of Washington Mutual Finance Group, LLC, a Delaware limited liability company ("FG"), and Washington Mutual Finance, Inc. of Mississippi, LLC, a Delaware limited liability company ("Washington Mutual Mississippi") and (y) all of the capital stock of Aristar Management, Inc., a Florida corporation ("Aristar Management" and, together with FG and Washington Mutual Mississippi, the "Excluded Subsidiaries"), and Seller Parent, Seller and Purchaser desire that the membership interests and capital stock of the Excluded Subsidiaries be transferred by the Company to Seller Parent or its designee prior to the sale of the Stock; and".

         4. Amendments to Purchase Agreement Regarding the Closing.

            a. Article I of the Purchase Agreement is hereby amended by inserting the following definition in the appropriate alphabetical place:

                  ""FG Transfer Related Debt" means any indebtedness payable to FG in connection with notes made pursuant to (a) the General Conveyance and Assignment Agreement (Kentucky), dated as of December 31, 2003, between FG, Washington Mutual Finance, LLC, a Delaware limited liability company ("WMF LLC"), and Seller,
                  (b) the General Conveyance and Assignment Agreement (North Carolina), dated as of December 31, 2003, between FG, WMF LLC and Seller or (c) the General Conveyance and Assignment Agreement (Tennessee), dated as of December 31, 2003, between FG, Washington Mutual Finance, Inc., an Ohio corporation ("WMF Inc."), and Seller, each in connection with the transfer of certain assets and liabilities from FG.".


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            b.    The definition of "Excluded Liability" in Article I of the
                  Purchase Agreement is hereby amended and restated in its entirety to read:

                  "Excluded Liability" means any liabilities arising out of or in connection with (i) the Reorganization, (ii) the Company's sale of First Community Industrial Bank and any assets or liabilities sold, assigned or otherwise transferred as part of that transaction, or (iii) the Transition Servicing.

            c.    The definition of "Statement of Closing Date Receivables" in
                  Article I of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "Statement of Closing Date Receivables" means the statement of Closing Date Receivables as of 9:00 a.m. (New York City time), January 1, 2004 after giving effect to the transactions contemplated by Section 6.7(e), to be prepared and delivered pursuant to Section 2.4, as finally determined in accordance with Section 2.4(b).".

            d. Section 2.2 of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "2.2 Closing; Payment of Purchase Price; Assumption of FG Assumed Liabilities. (a) On the terms and subject to the conditions of this Agreement and against delivery of the certificates evidencing the Stock as provided in Section 2.1(a) and the instruments of conveyance and assignment for the FG Transferred Assets as provided in Section 2.1(b), Purchaser shall:

                        (i) pay, at the Closing on the Closing Date, by wire
                  transfer of immediately available funds to the account of Seller and to such other accounts as, in each case, Seller shall designate in writing to Purchaser not less than one Business Day prior to the Closing Date, an amount equal to (A) $1,244,250,000 (the "Purchase Price") less (B) the aggregate amount of the principal of the FG Transfer Related Debt (provided that a portion of the Purchase Price may be deferred pursuant to Section 3.1 until the Insurance Subsidiary Purchase) less (C) $570,000 (the "FG Transferred Assets Purchase Price");

                        (ii) pay, at the Closing on the Closing Date, by wire
                  transfer of immediately available funds to the account of FG, as Seller shall designate in writing to Purchaser not less than one Business Day prior to the Closing Date, an amount equal to the FG Transferred Asset Purchase Price;

                        (iii) on and as of the opening of business on the
                  Closing Date, expressly assume and agree to thereafter perform, pay and discharge when due, the FG Assumed Liabilities and the Employee Assumed Liabilities; and

                        (iv) deliver to FG such fully executed acceptances,
                  consents, instruments of assumption and other instruments as shall be reasonably necessary and effective to vest in Purchaser sole responsibility to perform, pay and discharge, when due, the FG Assumed Liabilities and the Employee Assumed Liabilities.


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                  (b) On the Closing Date, immediately following the
                  consummation of the transactions described in Sections 2.1 and 2.2(a), Purchaser shall cause:

                        (i) WMF Inc. and WMF LLC to pay, by wire transfer of
                  immediately available funds to the account of FG and to such other accounts as, in each case, Seller shall designate in writing to Purchaser not less than one Business Day prior to the Closing Date, the aggregate amount of the principal of the FG Transfer Related Debt;

                        (ii) each Subject Company to pay, by wire transfer of
                  immediately available funds to the account of Seller Parent and to such other accounts as, in each case, Seller Parent shall designate in writing to Purchaser not less than one Business Day prior to the Closing Date, an amount equal to $154,756,673 (the "Estimated Intercompany Balance", which constitutes an estimated aggregate amount of the principal of, accrued and unpaid interest on and any premium in respect of, all indebtedness of the Subject Companies and/or Purchaser, on the one hand, to Seller Parent and/or its affiliates (for the avoidance of doubt, other than the Subject Companies), on the other hand, under the borrowing arrangements described in
                  Section 1(b) of the Seller Disclosure Schedule; and

                        (iii) each Subject Company to pay, by wire transfer of
                  immediately available funds to the account or accounts as Seller Parent shall designate in writing to Purchaser not less than one Business Day prior to the Closing Date, the aggregate amount of the principal of, accrued and unpaid interest on and any premium in respect of, all indebtedness of the Subject Companies that is due and payable on or before the Closing Date under the instruments identified in any of clauses (i),
                  (ii) and (iii) of the definition of Company Specified Debt.

                  (c) On the Closing Date, Seller shall deliver to Purchaser a statement describing, as of the Closing, the actual aggregate amount (the "Actual Intercompany Balance") of the principal of, accrued and unpaid interest on and any premium in respect of, all indebtedness of the Subject Companies and/or Purchaser, on the one hand, to Seller Parent and/or its affiliates (for the avoidance of doubt, other than the Subject Companies), on the other hand, under the borrowing arrangements described in Section 1(b) of the Seller Disclosure Schedule. If the Actual Intercompany Balance exceeds the Estimated Intercompany Balance, then Purchaser, on the first Business Day immediately following the Closing Date (unless the Actual Intercompany Balance is reasonably disputed by Purchaser, in which case Purchaser shall take the actions required by this sentence within one Business Day of the parties resolving such dispute), shall cause each Subject Company to pay, by wire transfer of immediately available funds to the account of Seller Parent and to such other accounts as, in each case, Seller Parent shall designate in writing to Purchaser on such date, an amount equal to such excess. If, on the other hand, the Estimated Intercompany Balance exceeds the Actual Intercompany Balance, then Seller, on the first Business Day immediately following the Closing Date, shall pay, by wire transfer of immediately available funds to the account of the Company and to such other accounts as, in each case,


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


                  the Company shall designate in writing to Purchaser on such date, an amount equal to such excess.

                  (d) It is the intent of the parties that, for purposes of computing "ADSP" and "AGUB" (as those terms are defined in the Treasury Regulations promulgated under Section 338 of the
                  Code), the FG Transfer Related Debt and the other indebtedness of the Subject Companies described in (and paid pursuant to)
                  Section 2.2(b) shall be treated as outstanding at the beginning of the date immediately following the Closing Date in accordance with the "next day rule" set forth in Treasury Regulation Section 1.338-1(d) and, unless otherwise required by Applicable Law as a result of a change in such law after the date hereof or the publication after the date hereof of any judicial or administrative authority interpreting current law that is contrary to such treatment, the parties shall report the transactions contemplated hereby in a manner consistent with such intent."

         5. Amendments to Purchase Agreement Regarding Reorganization.

            a. Article I of the Purchase Agreement is hereby amended by inserting the following definition in the appropriate alphabetical place:

                  ""Tax Sharing Agreement" means the Tax Sharing Agreement dated as of August 31, 1999 among Seller Parent, the Subject Companies and others.".

            b. Section 6.7 of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "6.7 Reorganization. At or prior to the Closing, Seller and
            Seller Parent shall take, or shall cause the Company or its Subsidiaries to take, each of the following actions (collectively, the "Reorganization"):

                        (a) The Company (or its applicable Subsidiaries) shall,
                  effective as of 12:01 a.m., New York City time, on January 1, 2004, dividend and transfer to Seller (or its designee) all of the outstanding shares of capital stock of the Excluded Subsidiaries then owned by the Company (or its applicable Subsidiaries).

                        (b) [Reserved]

                        (c) [Reserved]

                        (d) Seller shall cause the Company Credit Agreement to
                  be terminated or, at Seller's sole discretion, amended to provide that no Subject Company shall have any rights or obligations with respect thereto, effective as of the Closing.

                        (e) Prior to the Closing, Seller Parent and Seller shall
                  cause the Subject Companies and FG (with respect to the FG Transferred Assets only) to run through the Lexis-Nexis Banko Database (the "Banko Database"), as of January 1, 2004, all of their respective Receivables related to a personal loan


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                  (unless a Subject Company or FG has a security interest with respect to such loan in the obligor's automobile) or a sales finance loan, on which payments to be made by the obligor under such loans are thirty days or more past due (collectively, the "Past Due Receivables"). Seller Parent and Seller shall cause the Subject Companies and FG (with respect to the FG Transferred Assets only) to charge-off, as of January 1, 2004 and prior to the Financial Accounting Closing, each such Past Due Receivable if the obligor under such Past Due Receivable is identified as bankrupt in the Banko Database (such charged-off Past Due Receivables being collectively referred to herein as the "Charged-Off Receivables").

                        (f) Prior to the Closing, Seller shall cause the
                  provision for loan losses with respect to the Company and the FG Transferred Assets to be equal to $147,728,620 in the aggregate..

                        (g) Seller shall cause (i) all accrued but unused
                  vacation time to which any employee of the Subject Companies and any employee of FG in the FG Transferred Business is entitled pursuant to the Vacation Policy, (ii) the Variable Plan Payments, (iii) all other bonus, incentive and performance compensation payments or awards under the Benefit Plans with respect to employees of the Subject Companies and employees of FG in the FG Transferred Business and (iv) all operational liabilities of the Subject Companies and the FG Transferred Business to be fully accrued on the Company's books and records as of January 1, 2004 and prior to the Financial Accounting Closing (provided that the reserves for payroll taxes in respect of bonuses shall not exceed $300,000)."

         6. Amendments to Purchase Agreement Regarding Employment Arrangements.

            a. The definition of "Affected Employees" in Article I of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  ""Affected Employees" means the FG Employees and those former employees of any of the Subject Companies whose employment was transferred to Aristar Management pursuant to Section 7.2(a) (other than employees who are on long-term disability leave)."

            b.    Clause (i) of the definition of "Excluded Litigation" in
                  Article I of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "(i) in which the Excluded Subsidiaries are named as defendants, except to the extent arising out of or related to the FG Transferred Assets, FG Transferred Business, FG Assumed Liabilities or Employee Assumed Liabilities".

            c. The definition of "Pre-Closing FG Employee Related Liabilities" in Article I of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  ""Pre-Closing FG Employee Related Liabilities" means all liabilities relating to (i) individuals who are, immediately prior to the Closing Date, former employees of


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                  FG, other than former employees of FG who become Affected
                  Employees or (ii) employees of FG who do not become FG Employees (including employees of FG, if any, who are on long-term disability leave as of the Closing)."

            d. Article I of the Purchase Agreement is hereby amended in part by inserting the following definitions in the appropriate alphabetical place:

                  ""Employee Assumed Liabilities" means, subject to the terms and conditions of the Employee Lease, any and all liabilities and obligations of any kind or nature, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise, that (i) relate to the employment by Aristar Management of the Affected Employees or (ii) arise after the Closing Date and relate to the employment, failure to employ or termination of employment of the Affected Employees.

                  "Employee Lease" shall mean the Employee Lease, dated as of January 8, 2004, by and among Seller, Seller Parent, Aristar Management, Purchaser and CitiFinancial Inc.

                  "Lease Period" shall have the meaning set forth in the Employee Lease."

            e. The definition of "FG Employees" in Article I of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  ""FG Employees" means all employees who were employed by or on behalf of FG in connection with the FG Transferred Business immediately prior to January 1, 2004 (other than those employees who are on long-term disability leave), (i) whose employment was transferred to Aristar Management pursuant to
                  Section 7.2(a) and (ii) who remain employed by Aristar Management as of the Closing Date."

            f. Section 3.1(a), Section 5.6, Section 8.1(a) and Section 11.2(a) of the Purchase Agreement are hereby amended in part by inserting the phrase "and the Employee Assumed Liabilities" after the phrase "FG Assumed Liabilities".

            g. Section 4.19 and Section 6.3(e) of the Purchase Agreement are hereby amended in part by inserting the phrase "or an Employee Assumed Liability" after the phrase "FG Assumed Liability".

            h. The first sentence of Section 7.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "Except as otherwise provided in this Article VII, for the twelve-month period following the Closing Date, Purchaser shall provide, or shall cause to be provided, to each Affected Employee (i) salary or wages, as applicable, at least equal to those provided to such Affected Employee immediately prior to the Closing Date and (ii) employee benefits that are no less favorable in the aggregate than the employee benefits provided by Purchaser to its similarly situated employees."


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            i.    Section 7.1(b), Section 7.1(c), Section 7.6 and Section 7.8 of
                  the Purchase Agreement are hereby amended in part to change the references to "Closing Date" to "last day of the Lease Period".

            j. Section 7.2 of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "7.2 Transfer of Employment. (a) Seller and its affiliates have taken all such actions as may be necessary to cause all employees who were employed by or on behalf of FG in connection with the FG Transferred Business immediately prior to January 1, 2004 and all employees of the Subject Companies (in each case other than those employees who are on long-term disability leave) to become employees of Aristar Management effective January 1, 2004. Notwithstanding the foregoing, if any employee described in the preceding sentence goes on long-term disability during the Lease Period, Seller shall be responsible for all long-term disability benefits with respect to such employee during and after the Lease Period.

                  (b) As of the last day of the Lease Period, the Affected Employees (excluding Affected Employees on long-term disability leave) who remain employed by Aristar Management as of such date shall become employees of Purchaser or an affiliate thereof designated by Purchaser."

            k. Section 7.4 of the Purchase Agreement is hereby amended in part to change the reference to "Transition Services Agreement" to "Employee Lease".

            l. The initial clause of Section 11.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "Except with respect to any claims or liabilities under the Employee Lease, notwithstanding anything to the contrary contained in this Section 11.1, the Indemnified Purchaser Entities shall be entitled to indemnification pursuant to
                  Section 11.1(a) with respect to any claim for indemnification pursuant to Section 11.1(a)(i):".

            m. The initial clause of Section 11.2(b) of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "Except with respect to any claims or liabilities under the Employee Lease, notwithstanding anything to the contrary contained in this Section 11.2, the Indemnified Seller Entities shall be entitled to indemnification pursuant to
                  Section 11.2(a) with respect to any claim for indemnification pursuant to Section 11.2(a)(i):".

         7. Texas LP Restructuring.

            a. Pursuant to Section 10.7(d) of the Purchase Agreement, Seller Parent and Seller have caused (or shall cause) the following actions to occur (such actions described


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                  in clauses (i) through (v) below, and only such actions,
                  constitute the "Restructuring" for purposes of the amendment of Section 10.7(d) of the Purchase Agreement set forth below in Paragraph 7(b) of this Memorandum of Understanding):

                  i. Each of Washington Mutual Finance of Texas, LLC ("WMFT"), Washington Mutual Finance Asset Holdings, LLC ("WMFAH") and Texas LP has obtained a valid Employer Identification Number ("EIN") for U.S. federal income tax purposes and provided a copy of its EIN to Purchaser.

                  ii. Each of WMFT and WMFAH has duly and validly filed a valid IRS Form 8832 (Entity Classification Election) and elected to be treated, effective as of January 1, 2004, as an "association taxable as a corporation" for U.S. federal income tax purposes.

                  iii. WMFT and WMFAH are both (or will both be) included on the Section 338 Schedule delivered to Purchaser pursuant to Section 10.7(a) of the Purchase Agreement.

                  iv. Seller Parent and Seller shall, at Purchaser's request in accordance with Section 10.7(a) of the Purchase Agreement, join Purchaser in making an election under Code Section 338(h)(10) in connection with the acquisition by Purchaser of both WMFT and WMFAH.

                  v. On or before the date required under Code Section 6031 (determined without regard to extensions) (such date, the "Due Date"), Texas LP shall file an IRS Form 1065 (Partnership Return) for its taxable year beginning on January 1, 2004 and ending on the Closing Date (the "Short Taxable Year"), and shall make a Code Section 754 election in a written statement (the "Section 754 Election Statement") filed with Texas LP's Form 1065 for such period. The Section 754 Election Statement shall
                        (A) set forth the name and address of the partnership,
                        (B) be signed by one of the partners and (C) contain a declaration that the partnership elects under Code
                        Section 754 to apply the provisions of Code Section 734(b) and Code Section 743(b). Seller Parent and Seller shall provide Purchaser with a copy of Texas LP's IRS Form 1065 (including the Section 754 Election Statement) for the Short Taxable Year at least forty-five (45) days prior to the Due Date (and prior to the filing of such form) and shall reflect thereon any good faith comments that are submitted by Purchaser in writing at least ten
                        (10) days before the Due Date.

                  Purchaser acknowledges that the foregoing actions shall constitute full satisfaction of Seller's and Seller Parent's obligations under Section 10.7(d) of the Purchase Agreement.


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            b.    The first sentence of Section 10.7(d) of the Purchase
                  Agreement is hereby amended and restated in its entirety to read:

                  "In the case of Washington Mutual Finance, LP (TX) ("Texas LP"), Seller and Seller Parent shall, at the expense of Seller and Seller Parent, take all steps reasonably necessary, at Purchaser's direction (and to the extent that such steps in and of themselves will not delay the Closing), to restructure the acquisition by Purchaser of Texas LP (or its assets) so as to provide Purchaser with a fair market value basis in the assets of Texas LP for Texas income or franchise tax purposes (the "Restructuring"); provided, however, that, so long as Seller and Seller Parent carry out the steps of the Restructuring, Seller and Seller Parent shall not have any obligation to indemnify Purchaser for any incremental Taxes or loss of Tax benefits relating to the basis in the assets of Texas LP for state and local income or franchise tax purposes."

         8. Tax Sharing Agreement. Section 10.3(d) of the Purchase Agreement is hereby amended and restated in its entirety to read:

         "(i) Notwithstanding anything in any other agreement to the contrary, all liabilities and obligations between the Seller Parent or any members of the Seller Parent's Group on the one hand, and the Subject Companies on the other hand, under any Tax allocation, Tax sharing, Tax reimbursement and similar agreements and arrangements in effect prior to the Closing Date shall cease and terminate as of the Closing Date and will no longer be enforceable; provided, however, that Purchaser shall have the right to review the calculation of all payments made by the Subject Companies after the date of this Agreement to Seller and its affiliates (other than the Subject Companies) pursuant to the Tax Sharing Agreement, and may dispute the calculation of any such payments, but only on the basis that they were not arrived at in a manner consistent with the Tax Sharing Agreement or were arrived at based on mathematical or clerical error; provided, further, that the Purchaser shall have notified Seller in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 15 Business Days of Purchaser's delivery of the Statement of Closing Date Receivables to Seller pursuant to Section 2.4. In the event of such a dispute, Seller and Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller and Purchaser are unable to reach a resolution with such effect within 10 Business Days after the receipt by Seller of Purchaser's written notice of dispute, Seller and Purchaser shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 15 Business Days after such submission, determine and report to Seller and Purchaser upon such remaining disputed items, only on the basis of whether or not they were arrived at in a manner consistent with the Tax Sharing Agreement or whether or not they were arrived at based on mathematical or clerical error and such report shall be final, binding and conclusive on Seller and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Seller and Purchaser.

         (ii) If, based on either the (i) the resolution of all disputes, pursuant to Section 10.3(d), by Seller and Purchaser or (ii) the resolution of all disputes, pursuant to Section 10.3(d), by the Independent Accounting Firm, the disputed payments under the Tax Sharing Agreement are determined to have been made in error, then Purchaser shall, and Seller shall cause the Subject Companies to, reconcile the differences by making a payment in cash by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by Purchaser within one (1) Business Day of such resolution. Any payments required to be made pursuant to this
         Section 10.3(d)(ii) shall bear interest from the Closing through the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.".

         9. Apportionment of Taxes. The first sentence of Section 10.2 of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "In order to apportion any Taxes relating to any taxable year that includes the Interim Period, the parties hereto shall, to the extent permitted by Applicable Law, treat for all purposes the Closing Date as the last day of the taxable year of the Subject Companies, and such Interim Period shall be treated as a short taxable year and a Pre-Closing Period for purposes of this Agreement; provided, however, that the parties shall allocate the items of the Subject Companies for the month in which the Closing Date occurs in accordance with the provisions set forth in Treasury Regulation Section 1.1502-76(b)(2)(iii)."

         10. Insurance Subsidiary Closing. Immediately prior to the Closing, Seller Parent and Seller shall cause the Company to distribute to Seller its entire equity interest in the Insurance Subsidiaries and the Purchase Price payable by Purchaser on the Closing Date shall be reduced, pursuant to Section
3.1 of the Purchase Agreement, in an amount equal to $109,460,815. Subject to the terms and conditions set forth in the Purchase Agreement, upon receipt of the Insurance Regulatory Approvals, the parties shall take all actions contemplated by Section 3.1 of the Purchase Agreement to consummate the sale and delivery of the capital stock of the Insurance Subsidiaries to Purchaser or its designee(s) (provided, however, that in no event shall such delivery to Purchaser's designee(s) release Purchaser from its obligations under the Purchase Agreement).

         11. Seller Disclosure Schedule.

            a. Section 4.4(b) of the Seller Disclosure Schedule is hereby amended by deleting Item 1 therein and renumbering Item 2 as
                  Item 1.

            b. Section 4.16(a) of the Seller Disclosure Schedule is hereby amended and replaced in its entirety by Schedule 4.16(a) delivered to Purchaser by Seller on the date hereof.

         12. Transition Services.

            a. Section 6.11 of the Purchase Agreement is hereby amended and restated in its entirety to read:

                  "(a) Promptly following the Closing, but in no event later than ten Business Days after the date hereof, Seller Parent shall, and Purchaser shall cause the Company to, negotiate in good faith to agree upon and execute mutually acceptable agreements whereby (i) Purchaser will cause the Company to service the loan and receivables portfolios owned by Seller and/or its affiliates identified on Exhibit A-1 attached hereto and (ii) Seller Parent will cause an affiliate to service the loan and receivables portfolios owned by the Company identified on Exhibit A-2 attached hereto.

                  (b) Promptly following the Closing, but in no event later than ten Business Days after the date hereof, Purchaser shall cause the Company to, and Seller Parent shall cause FG and Washington Mutual Mississippi to, negotiate in good faith to agree upon and execute mutually acceptable agreements whereby the Company shall provide FG and Washington Mutual Mississippi continued use of and access to the Company's technology platform, including the "Access" system, as necessary for FG and Washington Mutual Mississippi to service their respective loan and receivables portfolios (provided that Seller Parent will use reasonable efforts to minimize the scope of such services). Until the earlier of (i) the date of execution of such agreements or (ii) January 19, 2004, the Company shall, consistent with past practice, provide collection and recovery services to FG and Washington Mutual Mississippi with respect to their loan and receivables portfolios (such assistance being referred to herein as the "Transition Servicing") (provided that Seller Parent will use reasonable efforts to minimize the scope of such services).

                  (c) Promptly following the Closing, but in no event later than ten Business Days after the date hereof, Seller Parent and Purchaser shall negotiate in good faith to agree upon and execute mutually acceptable agreements for the Company to have continued access to third-party vendor services that, prior to the Closing, have traditionally been made available to the Company through contracts to which the Seller is a party, subject to any prohibitions and limitations contained in such contracts and only to the extent that such services are not reasonably available to the Company as a subsidiary of Purchaser. Pending execution of such agreements, Seller agrees to continue to provide such services, as may be requested by the Purchaser, to the Company on terms consistent with past practice, subject to any prohibitions and limitations contained in such contracts.

                  (d) After the Closing, Purchaser will cause the Company to provide to Seller Parent the services described in Exhibit B attached hereto for the term set forth in Exhibit B or, if earlier, until such time as Seller Parent notifies Purchaser that it no longer requires such services. In consideration for the performance of such services, Seller Parent shall pay the Company the fee set forth in Exhibit B.".

            b. The Agreement is hereby amended to include the attached Exhibit A and Exhibit B as "Exhibit A" and "Exhibit B" thereto, respectively.

         13. Governing Law. THIS MEMORANDUM OF UNDERSTANDING AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

         14. Counterparts. This Memorandum of Understanding may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         15. Legal Effect. This Memorandum of Understanding constitutes an amendment and modification to the Purchase Agreement in accordance with Section
12.4 thereof and shall be deemed effective as of and from the date of the Purchase Agreement. Except as otherwise expressly provided in this Memorandum of Understanding, all of the terms, conditions and provisions of the Purchase Agreement shall remain the same, the Purchase Agreement, as amended hereby, shall continue in full force and effect, and this Memorandum of Understanding and the Purchase Agreement shall be read and construed as one instrument.

         [THE REMAINDER OF THIS PAGE INTENTIONALLY IS LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Memorandum of Understanding to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

                                           WASHINGTON MUTUAL, INC.



                                           By: /s/ Todd Baker
                                              ----------------------------------
                                              Name:  Todd Baker
                                              Title:  Executive Vice President



                                           GREAT WESTERN SERVICE CORPORATION TWO



                                           By: /s/ Fay L. Chapman
                                              ----------------------------------
                                              Name:  Fay L. Chapman
                                              Title:  Executive Vice President



                                           CITIFINANCIAL CREDIT COMPANY



                                           By: /s/ Kevin Kessinger
                                              ----------------------------------
                                              Name:  Kevin Kessinger
                                              Title:  Executive Vice President




                              MOU - Signature Page